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                                                                   EXHIBIT 10.14

                             SEPARATION AGREEMENT


This Agreement, with an effective date of January 7, 1999 by and between PC Connection, Inc., a Delaware corporation with offices at 730 Milford Road, Merrimack, New Hampshire 03054 ("PC Connection") and R. Wayne Roland, residing at 22 Federation Drive, Bedford, New Hampshire 03110 ("Roland" or "you").

WHEREAS, Roland has been employed by PC Connection since March, 1996 as Vice President of Fulfillment Operations; and

WHEREAS, Roland and PC Connection mutually desire to terminate the current employment relationship; and

WHEREAS, Roland and PC Connection desire to set forth severance and other terms;

NOW, THEREFORE, the parties hereby agree as follows:

1.   SEVERANCE BENEFITS.   The following are in lieu of any severance benefits
that you would otherwise be entitled to under any other agreement, letter, policy, or verbal communication, including the letter agreement dated March 4, 1997.

     (a) PC Connection will pay you severance at your base rate of $175,000 per annum through January 6, 2000. In addition, PC Connection will (i) continue to provide you with life insurance and medical and health benefits through December 31, 1999, (ii) pay you the bonus under your 1998 plan, the net amount of which is $29,075, and (iii) pay you for accrued but unused vacation for 1998 and 1999, the amount of which is $13,461.54. You will not be eligible for any additional bonuses or payments.

     (b) PC Connection represents that you are currently vested in 19,665 stock options under your Incentive Stock Option Agreement ("Option Agreement") with an exercise price of $5.72 per share. As provided in your Option Agreement, you shall have 30 days in which to exercise the vested stock options.

     (c) PC Connection represents that you are currently not vested in 24,164 additional stock options under the Option Agreement and these non-vested options will terminate.

2.   COOPERATION.

     (a) During the period of your pay continuation period, as provided above, you agree to provide reasonable cooperation to PC Connection, at its request, for the purpose of completing projects on which you have worked. You agree not to contact employees of PC Connection unless specifically requested by Wayne Wilson, President.

     (b) You agree that you will not at any time through January 6, 2001, make any statements that are derogatory of PC Connection or its affiliates, their owners, management, business, or products, or take any actions or omit to take any actions that will harm the reputation of the same, and you will not during that time make any statements to the media
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regarding PC Connection or your separation. PC Connection will prepare a statement regarding your separation that is acceptable to you and said statement will be the only communication or explanation either you or PC Connection will use regarding your separation. A draft of such a statement for your approval is attached hereto.

3. RETURN OF COMPANY PROPERTY. You acknowledge that you have returned all keys, ID badges, credit cards, cellular phones, computers, diskettes, and other data storage and retrieval devices, software and other materials and documents belonging to PC Connection or any affiliate. You also acknowledge that you have not retained any copies of any such materials.

4. RIGHTS IN WORK PRODUCT. You confirm that you have disclosed to PC Connection all ideas and inventions and intellectual property (collectively, "Inventions") that arose from work performed by you for, on behalf of, at the expense of, or on the premises of PC Connection or any other affiliate. Inventions include, without limitation, any ideas for improvements or alternatives to PC Connection's operations and technology. You understand that under the terms of your agreements with PC Connection, PC Connection owns all rights in the Inventions and you agree to cooperate with PC Connection in executing any necessary applications, assignments or similar forms respecting the Inventions.

5. CONTINUING EFFECT AND EXTENSION OF COVENANT. You confirm that you remain bound under the terms of the Covenant executed by you on March 11, 1997 and agree further, in consideration of the extended severance payments set forth above, that the period of no competition with PC Connection is extended through January 6, 2001. You agree to keep the terms of this Agreement confidential, except as required by law, provided that you may disclose the terms of this Agreement to your immediate family, attorneys and tax advisors who agree to keep the terms of this Agreement confidential.

6. OUTPLACEMENT SERVICES. PC Connection will pay Lee Hecht Harrison for 3 months of outplacement services on your behalf. If you have not secured employment at the end of this period, then PC Connection may, in its sole discretion, pay Lee Hecht Harrison for an additional 3 months of outplacement services on your behalf.

7.   COMPLETE AGREEMENT; RELEASE, ADEA WAIVER.

     (a) This Agreement together with the Covenant and the Option Agreement constitute the parties' entire agreement with respect to its subject matter and supersedes all prior negotiations, discussions, and agreements with respect to the same subject matter.

     (b) You agree to accept this Agreement as a full and complete accord and satisfaction of all amounts, options, and other obligations owing to you by PC Connection or its affiliates or owners. Except for the obligations arising under this Agreement, you hereby release

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PC Connection from any and all liabilities, obligations, debts, demands, actions, torts, breaches, causes of action, suits, accounts, covenants, agreements, contingencies, promises, understandings, damages, expenses, compensation, or claims that you now have, may have or ever had, whether in law or in equity, or whether known or unknown, during all relevant time periods, including any claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA).

     (c) You have been advised to seek legal counsel of your choice before entering into this Agreement, and have been further advised that you may take up to 21 days to do so. You acknowledge that you were so advised and that this Agreement was presented to you on January 7, 1999.

     (d) You may revoke this Agreement in writing within seven (7) days of its execution, and this Agreement shall only become effective if you have not revoked this Agreement and the seven day period has expired.

Agreed:

PC Connection, Inc.


by: /s/ WAYNE WILSON                  /s/ R. WAYNE ROLAND
    --------------------------        --------------------------
    Wayne Wilson, President           R. Wayne Roland

    February 15, 1999                 February 15, 1999
    --------------------------        --------------------------
    Date                              Date

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